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                                                                    EXHIBIT 23.3

                        CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-4 of our reports with respect to (i) the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and the financial statement schedule of Loral Space & Communications Ltd., appearing in the Annual Report on Form 10-K of Loral Space & Communications Ltd., for the year ended December 31, 1998 and (ii) the consolidated financial statements of Globalstar, L.P. appearing in the Annual Report on Form 10-K of Globalstar Telecommunications Limited and Globalstar, L.P. for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

New York, New York
April 1, 1999